Exhibit 99.1

ZIOPHARM Oncology Reports First Quarter Results

NEW YORK – May 12, 2008 - ZIOPHARM Oncology, Inc. (NASDAQ: ZIOP) today reported financial results for the three months ended March 31, 2008.

The Company reported a net loss for the first quarter of 2008 of $8.6 million, or $(0.41) per share, compared with a net loss for the first quarter of 2007 of $5.0 million, or $(0.29) per share. Total operating expenses for the quarter were $8.8 million, compared with $5.4 million for the same quarter in the prior year. The increase was primarily due to higher costs associated with the continual progress in the clinical development of ZIO-101 (darinaparsin), ZIO-201 (IPM) and ZIO-301 (indibulin). Cash used in operations during the first quarter 2008 was $7.5 million, compared with $4.5 million used in the first quarter 2007.

Highlights since the beginning of the first quarter 2008 included:

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First patient treatment in two combination therapy studies, including a phase I/II combination study evaluating oral indibulin combined with oral Tarceva® (erlotinib) in the treatment of patients with solid tumors, and a phase I/II study of palifosfamide (ZIO-201) used in combination with Adriamycin® (doxorubicin) in the treatment of patients with sarcoma.

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Presentation of promising early data from phase Ib study of indibulin at 6th International Symposium on Targeted Anticancer Therapies; results demonstrated that indibulin is well tolerated and active among eight evaluable patients. Results included a complete response in Ewing's Sarcoma and a partial response in a neuroendocrine cancer as evaluated by PET scan.

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Subsequent to the quarter in early April, presentation of positive data from phase II study of darinaparsin in advanced hematological malignancies at AACR 2008 Annual Meeting; where therapy with darinaparsin was well tolerated and, among 7 lymphoma patients evaluable for efficacy, 1 patient with peripheral T-cell lymphoma achieved a complete response, one patient with nodular sclerosis achieved an interval response, and one patient with B-cell lymphoma achieved stable disease and, among 14 leukemia patients evaluable for efficacy, 6 patients achieved stable disease.

Jonathan Lewis, MD, PhD, Chief Executive Officer of ZIOPHARM, commented, “From study initiations to data presentations, we continued to make important progress in our clinical programs throughout the first quarter. At the same time, we have taken a disciplined approach to expense management and are exploring options such as randomized phase II studies and development partnerships to maintain progress in our clinical development while maximizing the use of our cash.”

About ZIOPHARM Oncology, Inc.
ZIOPHARM Oncology, Inc. is a biopharmaceutical company engaged in the development and commercialization of a diverse, risk-sensitive portfolio of in-licensed cancer drugs to address unmet medical needs. The Company applies new insights from molecular and cancer biology to understand the efficacy and safety limitations of approved and developmental cancer therapies and identifies proprietary and related molecules for better patient treatment. For more information, visit www.ziopharm.com.

Forward-Looking Safe Harbor Statement:
This press release, including the related material at www.ziopharm.com, contains forward-looking statements for ZIOPHARM Oncology, Inc. that involve risks and uncertainties that could cause the Company's actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties, which could cause actual outcomes and results to differ materially from these statements. Among other things, there can be no assurance that any of the Company's development efforts relating to its product candidates will be successful, or such product candidates will be successfully commercialized. Other risks that affect forward-looking information contained in this press release include the possibility of being unable to obtain regulatory approval of the Company's product candidates, the risk that the results of clinical trials may not support the Company's claims, and risks related to the Company's ability to protect its intellectual property and its reliance on third parties to develop its product candidates. The Company assumes no obligation to update these forward-looking statements, except as required by law.

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CONTACTS:
Investors:
ZIOPHARM Oncology, Inc.
Suzanne McKenna, Investor Relations
646-214-0703
smckenna@ziopharm.com

Argot Partners
Andrea Rabney, 212-600-1902
andrea@argotpartners.com